Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2022-USNCH12150 Registration Statement Nos. 333-255302; 333-255302-03 Dated May 12, 2022; Filed pursuant to Rule 433

Buffered PLUS Based on the EURO STOXX 50® Index Due December , 2024
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The EURO STOXX 50® Index (ticker symbol: “SX5E”)
Stated principal amount:	$10 per security
Pricing date:	May 31, 2022
Issue date:	June 7, 2022
Valuation date:	November 29, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	December 4, 2024
Payment at maturity[1]:

For each $10.00 stated principal amount security you hold at maturity:

▪  If the final index level is greater than the initial index level:
$10.00 + ($10.00 × the leverage factor × the index return), subject to the maximum return at maturity

▪  If the final index level is equal to the initial index level or less than the initial index level by an amount less than or equal to the buffer amount:
$10.00

▪  If the final index level is less than the initial index level by an amount greater than the buffer amount:
$10.00 + [$10.00 × (the index return + the buffer amount)]

If the final index level is less than the initial index level by more than the buffer amount, your payment at maturity will be less, and possibly significantly less, than the $10.00 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level

Leverage factor:	200%
Maximum return at maturity:	$3.70 per security (37.00% of the stated principal amount). The payment at maturity per security will not exceed $10.00 plus the maximum return at maturity.
Buffer amount:	15%
CUSIP/ISIN:	17330M494 / US17330M4942
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/0000200245/ 000095010322008319/dp172978_424b2-us2292373.htm

Hypothetical Payout at Maturity[1]
Change in Underlying	Return on Securities
+50.00%	37.00%
+40.00%	37.00%
+30.00%	37.00%
+20.00%	37.00%
+18.50%	37.00%
+10.00%	20.00%
+5.00%	10.00%
0.00%	0.00%
-10.00%	0.00%
-15.00%	0.00%
-20.00%	-5.00%
-30.00%	-15.00%
-40.00%	-25.00%
-50.00%	-35.00%
-60.00%	-45.00%
-80.00%	-65.00%
-100.00%	-85.00%
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $9.02 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose up to 90.00% of your investment.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index.
•	Your payment at maturity depends on the closing level of the underlying index on a single day.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Market Inc. or its affiliates, will reflect a temporary upward adjustment.
•	The underlying index is subject to risks associated with non-U.S. markets.
•	The underlying index performance will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying index.
•	The level of the underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlying index may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.